BRITISH COLUMBIA	Number: BCO267370

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that ORKO GOLD CORPORATION changed its name to ORKO SILVER CORP. on April 10, 2006 at 09:51 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On April 10, 2006

RON TOWNSHEND Registrar of Companies Province of British Columbia Canada